UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/31/2009

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

(a)
Effective March 31, 2009, Tesco Corporation (the "Company") has entered into new Indemnity Agreements with each member of the Board of Directors and each of the top five senior executives of the Company, Messrs. Julio Quintana, Robert Kayl, Jeffrey Foster, Nigel Lakey and James Lank (the "Executives"). Each agreement has identical terms, which provide that the Company will indemnify the officer or director to the fullest extent permitted by law for claims arising as a result of such individual serving as an officer or director of the Company. The Company agrees to maintain insurance for such obligations, but its indemnity obligations are not limited by its insurance policies. The Company further agrees to advance funds for payment of certain expenses related to indemnified claims. The foregoing description is qualified in its entirety by reference to the Forms of Director and Officer Indemnity Agreements filed as exhibits to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
As disclosed in the Company's Current Report on Form 8-K filed March 17, 2009, effective March 31, 2009, the Company has amended all outstanding performance stock unit Instruments of Grant, including those held by the Executives, to specify that all performance stock units vesting on a Change of Control (as defined in the Plan) shall have their value calculated assuming that the "target" performance metric had been achieved. The foregoing description is qualified in its entirety by the Form of Amendment entered into between the Company and the Executives, attached as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: April 06, 2009	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Director Indemnity Agreement
EX-10.2	Form of Officer Indemnity Agreement
EX-10.3	Form of Amendment to PSU Award